Exhibit 5.22

November 22, 2011

Burlington Coat Factory Warehouse Corporation 1830 Route, 130 North Burlington, New Jersey 08016	2555 Grand Blvd. Kansas City Missouri 64108-2613 816.474.6550 816.421.5547 Fax

Re: Burlington Coat Factory Warehouse Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Missouri (the “State”) to Burlington Coat Factory Realty of Des Peres, Inc., a Missouri corporation and Burlington Coat Factory of Missouri, LLC, a Missouri limited liability company (each a “ Missouri Guarantor” and collectively the “Missouri Guarantors”), in connection with the proposed registration by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”) of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by, among others, the Missouri Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the guarantors party thereto and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In rendering the opinions hereinafter set forth, we have examined and reviewed copies of the following documents (collectively, the “Documents”):

A.            the articles of incorporation, bylaws and operating agreements of the Missouri Guarantors;

B.            resolutions of Missouri Guarantors with respect to the entry into the Guarantees;

C.            the Indenture;

D.            the Registration Statement;

November 22, 2011

E.            the Registration Rights Agreement, dated as of February 24, 2011, by and among the Issuer, the guarantors party thereto and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC (the “Registration Rights Agreement”);

F.            forms of the Exchange Notes and the Guarantees;

G.            Secretary’s Certificate of Burlington Coat Factory Realty of Des Peres, Inc.,; and

H.            Officer’s Certificate of Burlington Coat Factory of Missouri, LLC.

Also, we have examined such matters of law, and examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials, certificates of officers and other representatives of the Missouri Guarantors with respect to any factual matters involved which are relevant to this opinion, and other instruments and documents, as in our judgment are necessary or appropriate to enable us to render the opinions expressed in this opinion letter. Except as indicated in the previous sentence with respect to certificates of public officials and the Missouri Guarantors, we have not undertaken any independent investigation to determine the existence or absence of facts, conditions and circumstances which might bear on the transactions described in the Documents.

For purposes of rendering the opinions contained herein, we have made, with your permission and without independent investigation, the following assumptions:

a.            (i) All of the Documents have been, to the extent necessary, duly and properly authorized, executed, acknowledged, delivered and accepted, and, as may be required under the laws of applicable jurisdictions, sealed and attested, by each of the parties thereto; (ii) all corporate, partnership and other action requisite for the execution, delivery and performance of the Documents by each of the parties thereto, has been duly and effectively taken; (iii) each of the parties to the Documents has all necessary power and authority (corporate, partnership and otherwise) to execute, enter into, deliver and perform the same; (iv) the execution, delivery and performance of the Documents by each of the parties thereto does not and will not contravene or conflict with any provisions of the charter or organizational documents of any such parties or any other agreement or instrument which is binding upon any of such parties or their respective properties; and (v) the Documents (other than to the extent we expressly opine on such matter in this opinion letter with respect to the Missouri Guarantors) are the valid and binding obligations of each of the parties thereto and are enforceable against each such party in accordance with their respective terms.

b.             The statements, recitals, representations and warranties as to matters of fact set forth in the Documents and in any certificates given to us by the Missouri Guarantors are accurate and complete.

November 22, 2011

c.            Each individual executing and delivering any Document on behalf of the Missouri Guarantors is legally competent to do so.

d.            (i) The parties to the Documents have complied with all requirements of good faith, fair dealing and conscionability; (ii) there is no circumstance (such as, but not limited to, fraud in the inducement, duress, waiver or estoppel) extrinsic to the Documents which might give rise to a defense against enforcement of the Documents; and (iii) there is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Documents.

e.            (i) The Documents will be or have been executed and delivered in the form reviewed by us and that, to the extent such is not already the case, the Documents will be or have been fully and accurately completed, including, but not limited to, the completion or attachment, as the case may be, of all described exhibits, schedules, appendices and other missing information, if any; and (ii) all acknowledgment blocks in the Documents will be or have been completed by qualified and authorized notaries public.

f.            (i) All Documents submitted to us as certified, conformed, draft, photostatic or telefacsimilied copies conform to the original documents; (ii) all such original Documents and all Documents submitted to us as originals are authentic; and (iii) all original executed Documents conform to the unexecuted copies of the Documents submitted to us, and none of the completions or attachments are or shall be inconsistent with the forms which we have reviewed.

g.            (i) There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Indenture and the other documents executed in connection therewith or that would have an effect on the opinions expressed herein; (ii) there are no judgments, decrees or orders that impair or limit the ability of the Missouri Guarantors to enter into, execute and deliver, and perform, observe and be bound by the Indenture and the other documents executed in connection therewith (including the Guarantees) and the transactions contemplated therein (however we have no knowledge of any such judgments, decrees or orders); (iii) all material terms and conditions of the relevant transactions among the parties are correctly and completely reflected in the Indenture and the other documents executed in connection therewith (including the Guarantees); and there has been no waiver of any of the provisions of the documents by conduct of the parties or otherwise.

h.            The execution and delivery of the Indenture and the other documents (including the Guarantees) and the performance by the Missouri Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any of the Missouri Guarantors is bound, except those agreements and instruments that have been identified by the Missouri Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

November 22, 2011

i.             The transactions contemplated by the Documents that are to be consummated prior to or on the date hereof have been consummated prior to or simultaneously with the delivery of this opinion letter.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.            The Missouri Guarantors are validly existing.

2.            The Missouri Guarantors have the power to create the obligation of the Guarantees.

3.            The Missouri Guarantors have duly authorized the execution, delivery and performance of the Guarantees.

Notwithstanding anything herein to the contrary, the foregoing opinions are further subject to the following qualifications, limitations and comments:

(a)            The enforceability of the Documents may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting generally the enforcement of rights of creditors and contracting parties; (ii) subject to general principles of equity, including, without limitation, the doctrines of good faith, fair dealing, unconscionability, reasonableness and materiality, the discretion of courts in invoking equitable remedies, including, without limitation, injunctive relief and specific performance (in each case whether such enforceability is considered in a proceeding in equity or at law), and public policy considerations that may limit the rights of parties to obtain certain remedies; and (iii) subject to the qualification that certain provisions of the Documents may be unenforceable in whole or in part, but such unenforceability will not render the Documents invalid as a whole. Without limiting the generality of the foregoing, we render no opinion with respect to any provision in any of the Documents regarding consent to forum; service of process; consent to jurisdiction; modification of evidentiary standards; waiver of jury trial; oral agreements or modifications; indemnifications or exculpatory clauses which provide for indemnification of a person for its own negligence or which violate public policy; We also render no opinion with respect to any provision of the Documents that conflicts with or is otherwise inconsistent with any provision of the same or any other Document.

(b)            Except for the articles of incorporation, bylaws, operating agreement and resolutions of the Missouri Guarantors, we have not examined the records of the Missouri Guarantors, any other guarantor, the Issuer, the Trustee, any lender or noteholder, or any court or any public, quasi-public, private, or other office in any jurisdiction, and our opinions are subject to matters that an examination of such records would reveal.

(c)            We have made no examination of, and express no opinion as to, whether or not the Missouri Guarantors are in compliance with any representations or warranties,

November 22, 2011

affirmative or negative covenants, or other obligations contained in the Guarantees, the Indenture or any agreement, instrument or document executed in connection therewith.

(d)            We render no opinion as to the enforceability or effect of any agreement to which the Missouri Guarantors are a party, except as to those opinions expressly provided with respect to the Documents.

(e)            In basing our opinions set forth in this opinion letter on “our knowledge,” the words “our knowledge” and other such similar language signify that, in the course of our representation of the Missouri Guarantors, no facts have come to the attention of the attorneys within our law firm who have been directly involved in representing the Missouri Guarantors in connection with the transaction or who we reasonably believe have knowledge of the affairs of the Missouri Guarantors that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

(f)            Notwithstanding any reference in the Documents or this letter to the laws of any other jurisdictions, the opinions expressed herein are limited solely to the laws of the State. We express no opinion with respect to the effect of any law other than the laws of the State.

(g)            We express no opinion herein as to (i) compliance by either Missouri Guarantor with federal or state laws, statutes, and regulations generally applicable to the conduct of its business or (ii) the effect on the opinion expressed herein of the compliance or non-compliance by either Missouri Guarantor of any state, federal or other laws or regulations applicable to it, or (iii) any foreign or state securities (or “blue sky”) laws or regulations.

(h)            The opinions set forth in this letter are effective as of the date hereof, unless reference is made herein to an earlier date relating to such opinion or to a certificate or other item with respect to which such opinion is based or with respect to which such opinion relates, in which case such opinion shall be effective as of such earlier date. We express no opinion other than as expressly set forth herein, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter or otherwise that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or facts, including, without limitation, the occurrence or nonoccurrence of any subsequent events, that may affect the above opinions.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of item 601(b)(5)(i) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any purpose. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as

November 22, 2011

expressly set forth herein, this opinion is being provided to you solely in connection with the issuance of the Guarantees by the Missouri Guarantors. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority, without prior written consent. Notwithstanding the foregoing, Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.22 of the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Shook, Hardy & Bacon L.L.P.

SHOOK, HARDY & BACON L.L.P.